Exhibit 21.1

SUBSIDIARIES OF

BELLEROPHON THERAPEUTICS LLC

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
Bellerophon Services, Inc.	Delaware
Bellerophon Pulse Technologies LLC	Delaware
Bellerophon BCM LLC	Delaware